Exhibit 99.2

Senesco Announces that SNS01-T Showed Good Tolerability and Stable Disease in Newly Completed First Cohort of Phase 1b/2a Multiple Myeloma Trial

Senesco Given the Green Light to Increase the Dose in Cohort 2

BRIDGEWATER, N.J. (August 15th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE MKT: SNT) reported today that it has completed the first cohort of patients in its Phase 1b/2a clinical trial for the treatment of multiple myeloma in which SNS01-T was safe and well tolerated and met the criteria for Stable Disease in 2 of the 3 evaluable patients that comprised cohort 1.

The safety data for the group were provided to the Data Review Committee (DRC) which advised Senesco that SNS01-T was safe and well tolerated and that it is appropriate to proceed with cohort 2 and to escalate the dose level to 0.05 mg/kg, a four-fold increase. No drug-related serious adverse events or dose limiting toxicities were recorded for any patients.

“We are extremely pleased with the results so far from the Phase 1b/2a study,” stated Harlan Waksal, M.D., Chairman of Senesco. “The promising result that we observed in the first patient has been confirmed by a similar effect, Stable Disease, in another patient. We are looking forward to seeing the effect of increasing the dose level in the next group of patients.”

The requisite number of 3 patients was evaluable from a total of 6 patients enrolled in the cohort. In two of these three patients their disease had not progressed on treatment, based on several criteria including the monoclonal protein, and was considered stable at week 3 and week 6, the end of the dosing regimen. Three patients were withdrawn from the study by their physicians due to disease progression before completing treatment. One of the responding patients has continued to have Stable Disease at week 10, a month after the end of treatment with SNS01-T.

“SNS01-T’s profile in the clinic is very encouraging,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “Now that we have seen an effect at the lowest dose in the study and can increase the dose level from ~1 to ~4 mg per patient, with three sites open we expect patient recruitment should be faster in cohort 2. We hope to be able to disclose results from that cohort around the end of this year.”

The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma patients. Patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg, approximately 1 mg per patient by intravenous infusion. The planned dose levels for the second, third and fourth groups are 0.05, 0.2 and 0.375 mg/kg, respectively.

While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, and the Mary Babb Randolph Cancer Center in Morgantown, WV. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods 212-732-4300
rwoods@ceocast.com